Exhibit 99.1

Discovery Labs Receives FDA Recommendations and Request for Clarification Regarding Recently-Submitted SURFAXIN® (lucinactant) Updated Product Specifications

Warrington, PA — April 15, 2013 — Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced that the U.S. Food and Drug Administration (FDA) has requested clarification and provided recommendations regarding the recently-updated product specifications for SURFAXIN®. Discovery Labs plans to provide a response to the FDA within two months. FDA procedure provides up to four months for FDA review of the information provided. If its plan is successful and the FDA agrees with the response, Discovery Labs expects to proceed with the commercial introduction of SURFAXIN in the fourth quarter of 2013.

In the third quarter of 2012, during a routine review of the results and processes related to the analytical testing and quality control of SURFAXIN drug product, Discovery Labs determined that one of its analytical chemistry methods used to assess SURFAXIN drug product conformance to specifications required improvement and that an update to product specifications was necessary. The Company proactively communicated these findings to the FDA, improved and validated the analytical chemistry method, and submitted updated product specifications to the FDA.

The recently-received FDA correspondence includes a request for specific information intended to clarify certain aspects of the updated product specifications and the revalidated analytical chemistry method, including:

•	Recommendations regarding how the product specifications should be documented and notated
•	A specific recommendation for the upper limit of a single product specification that Discovery Labs can readily accept
•	A request for two existing and readily available documents related to the improved analytical chemistry method
•	Request for supporting data using the recently improved and revalidated analytical chemistry method that is being generated from recent SURFAXIN batches.

“We appreciate the FDA’s recommendations,” said Dr. Russell G. Clayton, Senior Vice President, Research & Development, at Discovery Labs. “Our team is compiling the information and we will continue to communicate with the FDA to ensure our response meets its needs.”

Discovery Labs believes that its product portfolio and development pipeline based on KL4 surfactant and aerosol delivery technologies can bring transformational improvements to neonatal respiratory critical care. The current improvement and validation of the analytical chemistry method used to assess specification conformance for SURFAXIN drug product has no technical impact on the AEROSURF® program. The AEROSURF program currently remains on track for the phase 2 clinical program in the fourth quarter of 2013.

“We are committed to SURFAXIN, AFECTAIR® and AEROSURF with the goal of building a specialized biotechnology company that has the potential to establish new standards in respiratory critical care, beginning with neonatology,” said John G. Cooper, President and Chief Executive Officer at Discovery Labs. “As we address the FDA’s recommendations on SURFAXIN, we will also assess various strategic and financial alternatives to support the execution of our fundamental strategy.”

ABOUT SURFAXIN
SURFAXIN (lucinactant) intratracheal suspension is a synthetic, peptide-containing surfactant. SURFAXIN is indicated for the prevention of respiratory distress syndrome (RDS) in premature infants at high risk for RDS. The safety and efficacy of SURFAXIN for the prevention of RDS in premature infants was demonstrated in a large, multinational phase 3 clinical program that included 1294 patients.

IMPORTANT SAFETY INFORMATION
SURFAXIN (lucinactant) intratracheal suspension is intended for intratracheal use only. The administration of exogenous surfactants, including SURFAXIN, can rapidly affect oxygenation and lung compliance. SURFAXIN should be administered only by clinicians trained and experienced with intubation, ventilator management, and general care of premature infants in a highly supervised clinical setting. Infants receiving SURFAXIN should receive frequent clinical assessments so that oxygen and ventilatory support can be modified to respond to changes in respiratory status.

Most common adverse reactions associated with the use of SURFAXIN are endotracheal tube reflux, pallor, endotracheal tube obstruction, and need for dose interruption. During SURFAXIN administration, if bradycardia, oxygen desaturation, endotracheal tube reflux, or airway obstruction occurs, administration should be interrupted and the infant’s clinical condition assessed and stabilized. SURFAXIN is not indicated for use in acute respiratory distress syndrome (ARDS).

For more information about SURFAXIN, please visit www.surfaxin.com.

ABOUT AFECTAIR
The AFECTAIR technology was developed as a proprietary, disposable device that simplifies the delivery of aerosolized medications to critical-care patients requiring ventilatory support such as intermittent mechanical ventilation or continuous positive airway pressure. To date, in vitro studies suggest that the AFECTAIR technology may be an effective new solution for delivering aerosolized medicine to infants receiving ventilatory support while providing healthcare professionals with a simplified alternative to current practices. According to national health statistics and internal market assessment data, it is estimated that each year approximately 355,000 pediatric patients in the United States are eligible to receive aerosolized medications while requiring ventilator support.

Discovery Labs is also pursuing European Conformity (CE) marking for potential commercialization of AFECTAIR for infants in the European Union (EU) in 2013.

ABOUT AEROSURF
AEROSURF (lucinactant for inhalation), Discovery Labs’ initial aerosolized KL4 surfactant product, is under development to address respiratory distress syndrome in premature infants. Through the effective delivery of aerosolized KL4 surfactant using Discovery Labs’ proprietary capillary aerosol generator technology, AEROSURF may significantly expand the surfactant-eligible treatment population by providing neonatologists with a means of administering surfactant without the risks currently associated with invasive endotracheal intubation and mechanical ventilation.

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company focused on advancing a new standard in respiratory critical care. Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant. Discovery Labs is also developing its proprietary drug delivery technologies to enable efficient delivery of aerosolized KL4 surfactant and other inhaled therapies. Discovery Labs’ strategy is initially focused on neonatology and improving the management of respiratory distress syndrome (RDS) in premature infants. Discovery Labs believes that its RDS product portfolio has the potential to become the new standard of care for RDS and, over time, significantly expand the current worldwide RDS market.

For more information, please visit the Company’s website at www.Discoverylabs.com.

DISCLOSURE NOTICE
Readers are referred to, and encouraged to read in their entirety, the Form 8-K that Discovery Labs filed with the Securities and Exchange Commission (SEC) concurrently with the issuance of this press release, and Discovery Labs’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 to be filed with the SEC on or before May 10, 2013, which includes further detail on the Company’s business plans and operations, financial condition and results of operations.

Forward-Looking Statements
The information in this press release includes certain "forward-looking" statements relating, among other things, to Discovery Labs’ plans related to the recommendations and requests included in a recently-received FDA communication, its plans to manufacture and release SURFAXIN drug product, including to generate data for inclusion in its response to the FDA and for commercial sale in the fourth quarter of 2013, and its plans to prepare and submit to the FDA additional information supporting a request to update SURFAXIN product specifications within an anticipated two months. These and other similar statements included herein are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While Discovery Labs currently believes that it will succeed in meeting the timelines outlined above, such forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to be materially different. Examples of such risks and uncertainties, including those related to the Company’s research and development and commercialization programs, are described in Discovery Labs’ filings with the SEC, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. Discovery Labs assumes no obligation to update or revise any forward-looking statements.

CONTACT INFORMATION:

Investor Relations:
Michael Rice, LifeSci Advisors - 646.597.6979

Media Relations:
Michael Parks, Pitch360 - 484.356.7105 or Michael@pitch360inc.com

The Company:
John G. Cooper, President and Chief Executive Officer, 215.488.9490